Exhibit 99.1

MoPub Inc.

Financial Statements (As Restated)

December 31, 2012

MoPub Inc.

Index

December 31, 2012

Page(s)

Independent Auditor’s Report	1

Financial Statements (As Restated)

Balance Sheet	2

Statement of Operations	3

Statement of Convertible Preferred Stock and Stockholders’ Deficit	4

Statement of Cash Flows	5

Notes to Financial Statements	6–20

Independent Auditor’s Report

To the Board of Directors and Stockholders of MoPub Inc.,

We have audited the accompanying financial statements of MoPub Inc., which comprise the balance sheet as of December 31, 2012, and the related statement of operations, of convertible preferred stock and stockholders’ equity and of cash flows for the year then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MoPub Inc. at December 31, 2012, and the result of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the Company has restated its 2012 financial statements from amounts previously reported on by other auditors.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 21, 2013

MoPub Inc.

Balance Sheet (As Restated)

December 31, 2012

(in thousands, except per share and share amount)

Assets

Current Assets
Cash and cash equivalents	$7,525
Accounts receivable	5,553
Prepaid expenses and other current assets	128

Total current assets	13,206

Property and Equipment, net	434
Other Assets	176

Total assets	$13,816

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit

Current Liabilities
Accounts payable	$82
Accrued publisher cost	4,375
Accrued expenses	603
Exercise of unvested stock options	114
Deferred rent	64

Total current liabilities	5,238

Exercise of unvested stock options, net of current portion	158
Deferred rent, net of current portion	91

Commitments and Contingencies (Note 5)

Convertible Preferred Stock
Convertible Series Seed preferred stock, $0.00001 par value; 3,124,423 shares authorized, issued and outstanding at December 31, 2012 (aggregate liquidation preference of $850,000)	840
Convertible Series A preferred stock, $0.00001 par value; 4,946,538 shares authorized, issued and outstanding at December 31, 2012 (aggregate liquidation preference of $6,500,000)	6,453
Convertible Series B preferred stock, $0.00001 par value; 4,550,000 shares authorized; 4,503,074 shares issued and outstanding at December 31, 2012 (aggregate liquidation preference of $11,895,000)	11,809

Total convertible preferred stock	19,102

Stockholders’ Deficit
Common stock, $0.00001 par value; 26,350,000 shares authorized; 9,202,230 shares issued and outstanding at December 31, 2012	—
Additional paid-in capital	215
Accumulated deficit	(10,988)

Total stockholders’ deficit	(10,773)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$13,816

The accompanying notes are an integral part of these financial statements.

MoPub Inc.

Statement of Operations (As Restated)

Year Ended December 31, 2012

(in thousands)

Revenue, net	$2,692
Cost of revenue	2,882

(190)

Operating expenses
Research and development	3,823
Sales and marketing	2,913
General and administrative	1,231

7,967

Loss from operations	(8,157)

Interest income	3
Other income and expense, net	13

Net loss	$(8,141)

The accompanying notes are an integral part of these financial statements.

MoPub Inc.

Statement of Convertible Preferred Stock and Stockholders’ Deficit (As Restated)

Year Ended December 31, 2012

(in thousands, except per share and share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2011	8,070,961	$7,293	10,761,947	$—	$(2)	$(2,847)	$(2,849)

Issuance of Series B convertible preferred stock at $2.64163 per share, net of issuance costs	4,503,074	11,809	—	—		—	—
Issuance of common stock upon exercise of stock options	—	—	465,283	—	255	—	255
Increase in unvested stock options due to early exercise	—	—	—	—	(255)	—	(255)
Vesting of early exercised stock options	—	—	—	—	84	—	84
Repurchase of restricted common stock	—	—	(2,025,000)	—	(8)	—	(8)
Stock-based compensation	—	—	—	—	141	—	141
Net loss	—	—	—	—	—	(8,141)	(8,141)

Balances at December 31, 2012	12,574,035	$19,102	9,202,230	$—	$215	$(10,988)	$(10,773)

The accompanying notes are an integral part of these financial statements.

MoPub Inc.

Statement of Cash Flows (As Restated)

Year Ended December 31, 2012

(in thousands)

Cash flows from operating activities
Net loss	$(8,141)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	117
Stock-based compensation	141
Changes in operating assets and liabilities
Accounts receivable	(5,418)
Prepaid expenses and current other assets	(24)
Other assets	27
Accounts payable	(279)
Accrued publisher cost	4,263
Accrued expenses	393
Deferred rent	155

Net cash used in operating activities	(8,766)

Cash flows from investing activities
Purchase of property and equipment	(469)

Net cash used in investing activities	(469)

Cash flows from financing activities
Proceeds from the issuance of Series B convertible preferred stock, net	11,809
Proceeds from the exercise of common stock options	254
Repurchase of restricted common stock	(8)

Net cash provided by financing activities	12,055

Net increase in cash and cash equivalents	2,820
Cash and cash equivalents
Beginning of year	4,705

End of year	$7,525

Supplemental schedule of noncash financing activities
Increase in additional paid-in capital due to vesting of early exercise of common stock options	$84

The accompanying notes are an integral part of these financial statements.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

1.	Description of Business

MoPub Inc. (the Company) was incorporated on September 9, 2010 in the State of Delaware and is headquartered in San Francisco, California. The Company is a hosted advertising serving platform designed for mobile application publishers to manage, optimize and receive reports on their advertising inventory on iOS and Android. The platform also allows mobile application publishers to earn revenue by connecting to the Company’s advertising exchange, MoPub Marketplace.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. The Company regularly evaluates estimates and assumptions related to useful lives of long lived assets including property and equipment, valuation allowances for deferred income tax assets and valuation of common stock and stock-based compensation. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes revenue from matching customers’ advertising space needs with advertising space in publisher’s applications based on the activity of mobile users viewing advertisements through publisher applications. Revenue is recognized when services are delivered based on the specific terms of the contract. The Company receives a fee from its customers and pays a fee to publishers, generally a fixed percentage of the advertising spend. Amounts owed to publishers but not yet paid are recorded as accrued publisher costs. The Company effectively receives a net fee from its customers and from its publishers based on revenue generated from the transactions on the exchange that it operates. The Company reports revenue on a net basis principally because the Company is not the primary obligor to the end-customers. The Company recognizes revenue based on these terms because persuasive evidence of an arrangement exists, the services have been provided, the fees the Company charges are fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities at the date of purchase of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained at two financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Fair Value Measurements and Financial Instruments

The Company applied the provisions of the guidance related to Fair Value Measurements, for fair valuation of financial assets and financial liabilities and for nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

The carrying amount of the Company’s financial instruments including cash equivalents, accounts receivable, accounts payable approximate their respective fair values because of their short maturities.

Accounts Receivable, Net

The Company records accounts receivable at the invoiced amount and does not charge interest. Management performs ongoing evaluations of its customers’ financial condition and generally does not require collateral. In determining the amount of the allowance for doubtful accounts receivable, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations and historical experience. At December 31, 2012, the Company had no allowance for doubtful accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, an allowance may be required.

The Company had two major customers in 2012. Major customers are defined as customers who represent greater than 10% of the Company’s annual revenue. Revenue from major customers accounted for approximately 33% of net revenue in 2012. Accounts receivable from these major customers were $976 at December 31, 2012.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is as follows:

Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	2–3 years

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

Impairment of Long-Lived Assets

The Company reviews its property and equipment and capitalized website and internally developed software costs subject to amortization for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset to its carrying value. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. As of December 31, 2012, the Company has not recognized any impairment losses on its long-lived assets.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising expenses are recorded as sales and marketing in the statement of operations and were $441 for the year ended December 31, 2012.

Income Taxes

The Company accounts for its income taxes using the liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates expected to be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more-likely-than-not that the Company will not realize those tax assets through future operations.

The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.

Cost of Revenue

Cost of revenue consists primarily of network hosting costs and data center operations, including depreciation.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

Stock-Based Compensation

The Company records compensation expense in connection with options granted to employees and nonemployees in accordance with guidance related to share-based payments. This guidance requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company has elected to use the Black-Scholes option-pricing model to determine the fair value of stock options on the dates of grant. Calculating the fair value of stock options using the Black-Scholes model requires certain highly subjective inputs and assumptions including the expected term of the stock options and stock price volatility. The Company estimates the expected life of options granted based on the simplified method under the guidance. The Company estimates the volatility of common stock on the date of grant based on the average historical stock price volatility of its comparable publicly-traded companies within its industry group.

In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of the Company’s stock-based awards that are granted and forfeited before vesting.

The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. See Note 7 — “Stock Option Plans” for additional information.

The absence of an active market for the Company’s common stock also requires the Company’s board of directors, the members of which the Company believes have extensive business, finance and venture capital experience, to determine the fair value of its common stock for purposes of granting options and for calculating stock-based compensation expense for the periods presented. The Company obtained contemporaneous third-party valuations to assist the board of directors in determining fair market value. These contemporaneous third party valuations used the methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. All options granted were intended to be exercisable at a price per share not less than fair market value of the shares of the Company’s stock underlying those options on their respective dates of grant.

Other factors taken into consideration in assessing the fair market value of the Company’s common stock include: the prices of the recent preferred stock sales to investors in arm’s-length transactions; the Company’s capital resources and financial condition; the preferences held by the Company’s preferred stock classes in favor of its common stock; the likelihood and timing of achieving a liquidity event, such as an initial public offering or sale of the Company given prevailing market conditions; the Company’s historical operating and financial performance as well as management’s estimates of future financial performance; recent acquisitions and valuations of comparable companies; the hiring of key personnel; the status of the Company’s development, product introduction and sales efforts; revenue growth; industry information such as market growth and volume and macro-economic events; and, additional objective and subjective factors relating to its business.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

The Company records stock-based compensation expense for service-based equity awards such as stock based awards on a straight-line basis over the requisite service period which is generally four years.

3.	Restatement of Financial Statements

The Company has restated its financial statements as of December 31, 2012 and the year ended December 31, 2012 to primarily correct the following errors:

•

The Company determined that revenue generated from sales of advertisements via its Marketplace advertising exchange should have been recorded on a net basis because it was determined that the Company should not be considered the primary obligor in the transaction between the advertiser and publisher. The Company has therefore corrected its revenue recognition policy to record on a net basis the revenues attributable to sales through the advertising exchange. The correction of this error reduced net revenue by approximately $7,937.

•

The Company determined that the revenue recognized from customers and costs owed to publishers had not been appropriately calculated based upon the contractual rates for all arrangements. The correction of this error reduced net revenue by approximately $576.

•

The Company determined that operating expenses were understated due to an under-accrual for year-end bonus of $38 and $187 as of December 31, 2011 and 2012, respectively, and additional stock compensation of $72.

The following tables summarize the impact of the restatement adjustments on each affected line of the Company’s Balance Sheet as of December 31, 2012:

	As Previously Reported	Adjustments	As Restated

Accrued publisher cost	$3,833	$542	$4,375
Accrued expense	413	190	603
Additional paid-in-capital	19,245	72	19,317
Accumulated deficit	(10,184)	(804)	(10,988)
Total stockholders’ deficit	(10,041)	(732)	(10,773)

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

The following table summarizes the impact of the restatement adjustments on the Company’s statement of operations for the years ended December 31, 2012:

	As Previously Reported	Adjustments	As Restated

Revenue, net	$11,560	$(8,868)	$2,692
Cost of revenue	10,819	(7,937)	2,882
Gross profit (loss)	741	(931)	(190)
Research and development	3,579	244	3,823
Sales and marketing	2,752	161	2,913
General and administrative	1,801	(570)	1,231
Operating loss	(7,391)	(766)	(8,157)
Net loss	(7,375)	(766)	(8,141)

There was no impact on total net cash from operating, investing, and financing activities.

4.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net as of December 31, 2012 consisted of the following:

Computer equipment and software	$219
Furniture and fixtures	108
Leasehold improvements	236

563

Less: Accumulated depreciation and amortization	(129)

$434

Total depreciation for the year ended December 31, 2012 was $117.

Accrued Expenses

Accrued expenses as of December 31, 2012 consisted of the following:

Employee related accruals	$204
Credit cards payable	221
Other accruals	178

$603

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

5.	Commitments and Contingencies

Leases

The Company leases its office facilities in San Francisco, California and New York, New York under noncancelable operating lease agreements that expire at various dates through March 2015. In addition to the base rent, the Company is responsible for certain insurance, property tax and maintenance expenses under the leases. The San Francisco operating lease agreement contains scheduled rent increases over the lease terms and a tenant improvement allowance totaling $199. The Company recorded tenant improvement allowances as a deferred rent obligation in the accompanying balance sheet. In addition, the Company records property and equipment funded by tenant improvement allowances as leasehold improvements on the accompanying balance sheet. The related rent expense for these leases is calculated on a straight-line basis with the difference recorded as deferred rent. Rent expense, net of sublease income, was $332 in 2012.

Future minimum lease payments under noncancelable operating leases are as follows:

Operating Leases

Years ending December 31,
2013	$1,178
2014	1,427
2015	1,491
2016	1,176
2017	841

Total future minimum lease payments	$6,113

Contingencies

From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses the need to record a liability for litigation and contingencies. An accrual is recorded when and if it is determined that a loss-related matter is both probable and reasonably estimable. As of December 31, 2012, there was no litigation or contingency with at least a reasonable possibility of a material loss. Additionally, the Company may be involved in other disputes or regulatory inquiries that arise in the ordinary course of business. The number and significance of these disputes and inquiries may increase as the Company’s business expands. Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

Indemnification

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

6.	Convertible Preferred Stock

The Company’s Restated Articles of Incorporation, as amended on August 30, 2012, authorize the Company to issue 12,620,961 shares of redeemable convertible preferred stock (“preferred stock”).

A summary at December 31, 2012 consists of the following:

		Shares	Per Share	Aggregate
	Shares	Issued and	Liquidation	Liquidation
	Authorized	Outstanding	Preference	Preference

Series
Series Seed	3,124,423	3,124,423	$0.27205	$850
Series A	4,946,538	4,946,538	1.31405	6,500
Series B	4,550,000	4,503,074	2.64163	11,895

	12,620,961	12,574,035		$19,245

The rights, preferences and privileges of the preferred stock are as follows:

Dividends

The holders of shares of Series Seed, Series A, and Series B preferred stock are entitled to receive noncumulative dividends at the rate of 8% of the original issuance price, as adjusted for stock dividends, splits, combinations, recapitalizations or the like, per annum, when and if declared by the Board of Directors. Dividends on preferred stock are payable prior to and in preference to any dividends on common stock. No dividends may be paid on any common stock unless and until a dividend is paid or declared and set aside on each outstanding share of preferred stock in amounts equal to 8% of the original issuance price. No dividends have been declared by the Board of Directors from inception through December 31, 2012.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

Voting

The holders of Series Seed, Series A, and Series B preferred stock have one vote for each share of common stock into which they may be converted.

As long as 1,236,634 shares of Series A remain issued and outstanding, the holders of Series A, voting as a separate class, are entitled to elect one member of the Board of Directors. As long as 921,349 shares of Series B remain issued and outstanding, the holders of Series B, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of common stock, voting as a single class, are entitled to elect two members of the Board of Directors. The holders of preferred stock and common stock, voting together as a single class, with preferred stockholders voting on an as-converted basis, are entitled to elect all remaining members of the Board of Directors.

The majority vote of the holders of all outstanding shares of preferred stock (voting together as a single class on an as-converted basis, as adjusted for any stock dividends, combinations, splits or the like), is necessary to consummate certain actions. Such actions include, but are not limited to; adverse changes to rights, preferences or privileges of any series of preferred stock; issuance of any equity security having rights, preferences or privileges senior to, or on parity with, any series preferred stock; declaration or payment of any dividend or distribution on any shares of common stock (subject to certain exceptions); redemption, purchase or other acquisition of any shares of common or preferred stock; and sale or other conveyance of all, or substantially all, of the assets of the Company.

Conversion

Each share of convertible preferred stock is initially convertible at the option of the holder into the number of fully paid and nonassessable shares of common stock that is equal to the original issuance price of $0.27205, $1.31405 and $2.64163, for Series Seed, Series A and Series B, respectively, as adjusted for stock dividends, splits, combinations, recapitalizations or the like. The conversion rate at December 31, 2012 is one-for-one and is subject to adjustment for any stock dividends, combinations, splits or certain dilutive transactions. If additional shares are issued or the terms revised for existing shares to provide a more favorable conversion ratio, the conversion ratio of the outstanding convertible preferred stock to common stock will also be adjusted to reflect the revised conversion terms.

Each share of Series Seed, Series A and Series B preferred stock automatically converts into the number of shares of common stock at the conversion rate at the time in effect upon the closing of a public offering of common stock with gross proceeds of at least $30.0 million or consent for such conversion from the holders of the majority of the holders of preferred stock then outstanding, voting as a single class and on an as-converted basis.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series Seed, Series A, and Series B preferred stock will receive in preference to the holders of common stock an amount per share equal to the liquidation preference per share, plus any accrued but unpaid dividends. After payment of the liquidation preference to holders of Series Seed, Series A, and Series B preferred stock, the remaining assets of the Company are available for distribution on a pro rata basis to the holders of common stock. If there are insufficient assets and funds to allow for full payment to the holders of preferred stock, distribution will be made ratably in proportion to the preferential amount each holder is otherwise entitled to receive.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

A deemed liquidation event will occur upon (a) a consolidation or merger of the Company; or (b) a sale, lease or transfer or other disposition of all or substantially all of assets of the Company.

Due to liquidation conditions of the Series Seeds, A and B preferred stock, related amounts are classified outside of permanent equity as “mezzanine.”

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 26,350,000 shares of common stock with a par value of $0.0001. At December 31, 2012, 9,202,230 shares of common stock were issued and outstanding.

In connection with incorporation, the Company issued 9,500,000 shares of common stock to the founders. The restricted stock is subject to a right of repurchase by the Company at a per share amount equal to the lesser of the fair market value of the shares at the time the repurchase option is exercised and original per share issuance price applicable to each share being repurchased. The repurchase right lapses monthly over a period of four years and includes a one year cliff. The Company recorded a liability for the issuance of these shares of common stock and reclassifies the amount to equity as the repurchase right lapses. In 2012, the Company repurchased 2,000,000 of such shares of common stock for immaterial cash proceeds. At December 31, 2012, 2,151,890 shares of common stock were subject to repurchase and an immaterial amount is included within liabilities on the accompanying balance sheet.

The Company has also allowed option holders to exercise unvested options to purchase shares of common stock. Shares received from such early exercises are subject to a right of repurchase at the issuance price. The Company’s repurchase right with respect to these shares lapses over the same period the options vest. In 2012, the Company repurchased 25,000 shares of unvested common stock for cash proceeds of $8. At December 31, 2012, 751,741 shares of common stock were subject to repurchase at a weighted-average price of $0.37 per share. At December 31, 2012, the proceeds received for unvested shares of common stock of $272 are presented as liabilities on the accompanying balance sheet.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

As of December 31, 2012, the Company had shares of common stock reserved for issuance as follows:

Conversion of Series Seed preferred stock	3,124,423
Conversion of Series A preferred stock	4,946,538
Conversion of Series B preferred stock	4,503,074

Total conversion of preferred stock	12,574,035

Options issued and outstanding	1,473,282
Options available for future grant under stock option plans	181,203

14,228,520

7.	Stock Option Plans

In September 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock options to employees, consultants and advisors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees, including officers and directors who are also employees. Nonqualified stock options (“NSO”) may be granted to Company employees, consultants and advisors. As of December 31, 2012, the Company reserved 2,777,768 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years (or five years for ISOs if granted to a 10% stockholder) and at prices no less than 100% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors. The exercise price of an ISO and NSO granted to a greater than 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter. Options are exercisable immediately and, upon early exercise, are subject to repurchase by the Company at the original exercise price. The repurchase rights generally lapse over a maximum period of four years, at such times and under such conditions as determined by the Board of Directors.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

Activity under the Plan is set forth below:

		Options Outstanding
	Shares Available for Grant	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value

Balances at December 31, 2011	2,004,768	90,000	$0.33

Options exercised		(465,283)	0.58
Options granted	(1,856,565)	1,856,565	0.74
Options forfeited	8,000	(8,000)	0.89
Options repurchased	25,000	—	—

Balances at December 31, 2012	181,203	1,473,282	$0.76	9.66	$174

Vested and expected to vest as of December 31, 2012		1,473,282	$0.76	9.66	$174

Exercisable at December 31, 2012		75,831	$0.33	8.96	$42

The following table summarizes information with respect to stock options outstanding and currently exercisable at December 31, 2012:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (in Years)	Number of Options	Weighted Average Exercise Price

$0.33	311,500	9.07	75,831	$0.33
0.89	1,161,782	9.82	—	—

	1,473,282		75,831	$0.33

Stock-Based Compensation Associated With Awards to Employees

During the year ended December 31, 2012, the Company granted stock options to employees to purchase 1,856,565 shares of common stock with a weighted-average grant date fair value of $0.74. During the year ended December 31, 2012, the aggregate intrinsic value of stock options exercised was $160 and the total grant date fair value of stock options that vested was $25. As of December 31, 2012 there were total unrecognized compensation costs of $875 related to these stock options. These costs are expected to be recognized over a period of approximately 3.5 years.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

The Company estimated the fair value of stock options using the Black Scholes option-pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of the employee stock options as of December 31, 2012 was estimated using the following weighted-average assumptions:

Weighted-average expected term	6.25
Expected volatility	80.0%
Risk-free interest rate	0.85% – 1.38%
Dividend yield	0%

Stock-based compensation expense in 2012 for awards to employees totaled $141. The Company recognized no income tax benefit in the statement of operations for stock-based compensation arrangements in 2012.

Options Granted to Nonemployees

During 2012, the Company granted no options to nonemployees.

Stock-Based Compensation

The following table summarizes stock-based compensation cost included in the statement of operations for the year ended December 31, 2012:

Research and development	$75
Sales and marketing	50
General and administrative	16

$141

8.	Income Taxes

The components of loss before income taxes were as follows:

December 31,
2012

United States	$(8,141)
Foreign	—

$(8,141)

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

The tax effects of temporary differences and related deferred tax assets and liabilities consist of the following:

December 31,
2012

Deferred tax assets
Net operating loss carryforwards	$4,005
Accrued liabilities and allowances	262
Depreciation and amortization	8

Total deferred tax assets	4,275
Total deferred tax liabilities	—
Valuation allowance	(4,275)

Net deferred tax assets (liabilities)	$—

Based on the available objective evidence, management believes it is more-likely-than-not that the net deferred tax assets will not be fully realizable as of the year ended December 31, 2012. Accordingly, the Company has established a full valuation allowance against its deferred tax assets.

At December 31, 2012, the Company had approximately $9.9 million of federal and $11.1 million of state net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2030 for both federal and state tax purposes.

Utilization of the net operating loss carryforwards and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. Any annual limitation may result in the expiration of net operating losses and credits before utilization.

The Company uses the “more likely than not” criterion for recognizing the tax benefits of uncertain tax positions, and establishing measurement criteria for income tax benefits. The Company has evaluated the impact of these positions and believes that its income tax filing positions and deductions will be sustained upon examination. Accordingly, no reserve for uncertain income tax positions or related accruals for interest and penalties have been recorded as of December 31, 2012. In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrual liability and an increase to income tax expense.

The Company files US and state income tax returns in jurisdictions with varying statutes of limitations. The Company’s tax years since inception remain subject to examination by federal and state authorities. The Company does not have any ongoing tax examinations by tax authorities at this time.

9.	Employee Benefit Plan

The Company has a 401(k) plan under which employees may contribute a portion of their compensation to the plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made a contribution to the plan since inception.

MoPub Inc.

Notes to Financial Statements (As Restated)

December 31, 2012

(in thousands, except per share and share amounts)

10.	Subsequent Events

On May 17, 2013, certain holders of MoPub common stock entered into an agreement to sell an aggregated 580,000 shares of common stock to TrueBridge II Secondary Investments, LLC at a price per share of $5.42061. The sale was a privately negotiated transaction between the selling stockholders and the investor.

On May 31, 2013, the Company entered into an agreement with Bridge Bank, National Association in which the Company received a revolving line of credit with a maximum borrowing limit of $12.0 million. Through September 30, 2013, the Company has drawn a total of $8.0 million from the line of credit.

On September 9, 2013, the Company entered into a definitive agreement to be acquired by Twitter, Inc. Upon closing of the proposed transaction all of the issued and outstanding shares of capital stock of the Company, and all equity awards to purchase shares of the Company’s common stock held by individuals who will continue to provide service to the Company, will be converted into the right to receive an aggregate of 14.8 million shares of Twitter’s common stock. The definitive agreement contains certain termination rights for both the Company and Twitter, including for the failure to consummate the transaction by December 20, 2013.

The Company has evaluated subsequent events through October 21, 2013, the date the financial statements were available for issuance.